Exhibit 99.1

For Immediate Release                                                                                       Contact:                         Stephen Hourahan
                      401-574-1541
                                     shouraha@bankri.com

Bancorp Rhode Island, Inc. Announces the Resignation
of Chief Business Officer James V. DeRentis

Providence, R.I. – March 23, 2009 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced the resignation of Executive Vice President and Chief Business Officer (CBO) James V. DeRentis, effective April 3.

“Jim has played a large role in helping to grow BankRI from a relatively unknown startup in 1996 to a robustly capitalized commercial and retail institution with more than $1.5 billion in assets,” said President & CEO Merrill W. Sherman.  “We are proud of his accomplishments and wish Jim all the best with his pending career change.  He intends to publicly say more about his planned endeavors in the near future.”

DeRentis’ responsibilities will be assumed by current executive management.  Sherman added that DeRentis will stay on as a part-time consultant with a focus on business development and marketing.

About BancorpRI
Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution.  The Bank, headquartered in Providence, Rhode Island, operates 16 branches and more than 60 ATMs throughout Providence, Kent and Washington Counties.  As of December 31, 2008, BankRI has more than $1.5 billion in assets and $1.0 billion in deposits.  For more information, visit www.bankri.com.

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